"Notice Pursuant to Rule 304 of S-K"

Pursuant to the Regulation, Calvert Cash Reserves hereby notifies the Securities and Exchange Commission of the following:

Change  in  Independent  Auditor

In September 2000, PricewaterhouseCoopers LLP (PricewaterhouseCoopers) resigned in the normal course of business as independent auditor for the Calvert Group Funds. Arthur Andersen LLP (Arthur Andersen) was selected as the Fund's independent auditor. The Funds' selection of Arthur Andersen as its independent auditor was recommended by the Fund's audit committee and was approved by the Fund's Board of Trustees.

The reports on the financial statements audited by PricewaterhouseCoopers for the years ended September 30, 1999 and prior for the Funds did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Funds and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements of such years.

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November  30,  2000




Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Commissioners:

We have read the statements made by Calvert Group of Funds (the "Funds") (copy attached), which we understand will be filed with the Commission, pursuant to Items 77K and 102J of Form N-SAR, as part of the Funds' Form N-SAR report dated September 30, 2000. We agree with the statements concerning our Firm in such Form N-SAR.

Very  truly  yours,

PricewaterhouseCoopers  LLP